Exhibit 99.1
Best Buy Appoints Eugene A. Woods to Board of Directors

MINNEAPOLIS, December 19, 2018 - Best Buy Co., Inc. (NYSE:BBY) today announced that Eugene A. Woods, a leading health care executive, has been appointed to its Board of Directors, effective immediately.

Woods is president and CEO of Atrium Health (formerly known as Carolinas HealthCare System), one of the nation’s most comprehensive, highly integrated and innovative health care systems. Atrium operates 44 hospitals and more than 900 care locations, ranging from physician offices and behavioral health centers to nursing homes. The Charlotte, North Carolina-based company has annual revenue of nearly $10 billion and is responsible for more than 11.5 million patient interactions each year.

Woods has more than 25 years of health care leadership experience, having overseen nonprofit and for-profit hospitals, academic and community-based delivery systems, and rural and urban facilities. Prior to joining Atrium in 2016, he was president and chief operating officer of Christus Health, an international not-for-profit health system based in Texas.

Woods ranked No. 25 on Modern Healthcare’s list of the 100 Most Influential People in Healthcare for 2018. He also has appeared on the publication’s list of the Top 25 Minority Executives in Healthcare for five consecutive years.

“At the heart of our Best Buy 2020 strategy is our commitment to address key human needs, including health,” Best Buy Chairman and CEO Hubert Joly said. “Gene is a highly respected leader in the complex and dynamic field of health care, and his insights will be invaluable as we continue to grow and innovate in that space.”

“Health care is about serving others, and increasingly, this means providing better and more convenient access to high-quality care - even at home,” Woods said. “I believe Best Buy has a phenomenal strategy in this space, and I’m honored to join the board during this exciting phase of the company’s transformational journey.”

Woods, 54, holds three degrees from Pennsylvania State University: a bachelor’s degree in health planning and administration, a master’s degree in business administration and a master’s degree in health administration.

Investor Contact:
Mollie O’Brien, 612-291-7735
mollie.obrien@bestbuy.com

Media Contact:
Jeff Shelman, 612-291-6114
jeffrey.shelman@bestbuy.com